Exhibit 99.1

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
Cheryl Cink, for Glowpoint	Jonathan Brust
+1 530-756-4630	Glowpoint, Inc.
ccink@comunicano.com	+1 312-235-3888, ext. 2052
www.glowpoint.com	jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Establishes Working Capital Facility with Silicon Valley Bank

Hillside, N.J. June 18, 2010 – Glowpoint, Inc. (OTCBB: GLOW), a carrier-grade provider of managed services for telepresence and video conferencing, today announced that it has entered into a Loan and Security Agreement with Silicon Valley Bank, pursuant to which the Company may borrow up to five million ($5,000,000) dollars for working capital purposes.  The facility has a two-year initial term and an initial interest rate of 6%.

"We are excited about our new partnership with Silicon Valley Bank as it will better enable the Company to build on its mission to enable a global community where video is part of everyday life. We will now have more means to rapidly enhance our agnostic and open video service platform to meet the growing global demand of telepresence and video conferencing,” stated Dave Robinson, Glowpoint’s Co-CEO.  “The new credit facility with allow the Company to continue to invest in growth and expand its leadership position and we are particularly pleased to have secured this agreement in a challenging credit environment on favorable terms for our shareholders,” added Robinson.

For additional information on the working capital facility, please refer to the Company's Form 8-K filed with the Securities and Exchange Commission with respect to this transaction.

Additional Links

•	Glowpoint's Managed Services

•	Glowpoint on Twitter

About Glowpoint

Glowpoint, Inc. (OTCBB: GLOW) provides carrier-grade, managed telepresence and video communications services that are accessible via its cloud-based, hosted infrastructure, and open architecture applications. Glowpoint's suite of robust telepresence and video conferencing solutions empowers enterprises to communicate with each other over disparate networks and technology platforms. Glowpoint supports thousands of video communications systems, in more than 35 countries, with its 24/7 video management services. Glowpoint also powers major broadcasters, Fortune 500 companies, as well as global carriers and video equipment manufacturers – and their customers – worldwide. To learn more, visit http://www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.